Exhibit 10.4

Summary term sheet governing arrangement of consulting services Jason DeZwirek performs pursuant to oral agreement

Mr. DeZwirek will perform for API Technologies, Inc. (“API”) strategic planning services, including the identification and evaluation of financing options, capital structure, and potential acquisitions.

Mr. DeZwirek is engaged as an independent contractor, and is not an employee of the Company for any purpose whatsoever, including without limitation, for purposes relating to taxes, workers’ compensation or workplace safety insurance, payments required by statute or any other withholdings or remittances to any governmental agency or authority. No course of dealing between the parties is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. API is interested only in the results obtained by Mr. DeZwirek and Mr. DeZwirek shall have sole control of the manner and means of performing his services to API consistent with the policies and practices of API and with API’s interests and in accordance with all applicable laws, rules and regulations.

In exchange for such services, API will pay Mr. DeZwirek Cnd $8,000 per month, which amount may be increased or decreased in the discretion of the Compensation Committee.

In addition, API will pay Mr. DeZwirek’s health insurance premiums.